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                                                                   EXHIBIT 10.31

                                     FORM
                        SEVERANCE PROTECTION AGREEMENT



This agreement ("Agreement") is made as of the 25th day of March 2001 by and between Nuevo Energy Company (the "Company") and the Executive.

WHEREAS, the Board of Directors of the Company (the "Board") recognizes the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distractions of its key executive personnel because of the uncertainties inherent in such situations;

WHEREAS, the Board has determined that it is in the best interest of the Company and its stockholders to ensure the fair treatment of its executives in the event of a Change in Control and that it is essential to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive's continued dedication and effort without undue concern for his personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of or in connection with a Change in Control.

NOW THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

 1. Definitions. Unless otherwise specifically stated in this Agreement, the terms specified below shall have the following meanings:

    a. "Change in Control" shall mean (i) the Company sells or otherwise disposes of substantially all of its assets to another corporation or other entity (other than to a corporation or entity in which the persons that are holders of shares of the Company's common stock immediately prior to the transaction receive 50% or more of the common stock of such corporation or entity), (ii) the Company merges with another company and the persons who are holders of shares of the Company's common stock immediately prior to the merger receive less than a majority of the shares of common stock of the surviving company with respect to such shares of Company common stock in the merger, (iii) the Company merges with another company and a majority of the members of the board of directors immediately following such merger were not members of the Company's board of directors immediately prior to such merger, or (iv) any other merger, transfer of stock or other transaction wherein the Company

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       combines its business, assets or operations with another entity which has approximately the same market capitalization, total assets or similar measure of size and which the compensation committee of the board of directors determines is a Change in Control.

    b. "Constructive Discharge" shall mean:

         (i) the Executive's office, title, responsibilities, or the conditions of employment are substantially reduced by the Company or an acquiror from those specified in a written employment agreement with the Executive ("Employment Agreement") or if none are specified in the Employment Agreement, from those that exist immediately prior to a Change in Control; or

        (ii) the Company fails to continue in effect any compensation or benefit plan in which the Executive participates that is material to the Executive's total compensation, unless an equitable arrangement has been made with respect to such compensation or plan (including the substitution of a comparable plan); or,

       (iii) the Company takes any action materially and adversely affecting the Executive's participation in or materially reducing his rights or benefits under or pursuant to any compensation or benefit plan or the Company fails to increase or improve such rights or benefits on a basis consistent with the increases or improvements granted to the senior executives of the Company generally.

        (iv) the relocation of the Company's principal executive offices outside the greater Houston, Texas metropolitan area; or,

         (v) requiring the Executive to relocate anywhere other than the location of the Company's principal executive or the principal executive offices of the acquiror; or

        (vi) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement;

       (vii) the breach by the Company of any material provision of this Agreement.

    c. "just cause" shall mean

         (i) the willful failure or refusal of the Executive to render services to the Company in accordance with his obligations under his Employment Agreement (or in accordance with his obligations immediately prior to the change in control, if the Executive does not have an

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             Employment Agreement), and such failure or refusal continues, uncured, for a period of not less than 15 days after written notice specifically identifying the manner in which the Executive has not performed his duties;

        (ii) the commission by the Executive of an act of fraud or embezzlement against the Company or the commission by the Executive of any other action with the intent to injure the Company; or

       (iii) the Executive having been convicted of, or pleading guilty or nolo contendere to, a felony.

    d. "Base Salary" shall mean the Executive's highest annualized base rate of pay with the Company during the 12-month period immediately preceding Executive's date of termination.

 2. Effect of Agreement. This Agreement is effective as of the date first written above ("Effective Date"). To the extent that the Executive is entitled to severance benefits under this Agreement and the Executive's Employment Agreement with the Company, this Agreement shall take precedence and any cash severance amount due or payable to the Executive under this Agreement shall be in lieu of any payment or obligation of the Company pursuant to the Executive's Employment Agreement or any Company maintained severance plan or policy for employees in general. In all other respects, the Employment Agreement remains in full force and effect.

 3. Term. This Agreement shall remain in effect for an initial term of two years from the Effective Date. On the second anniversary of the Effective Date and each anniversary thereafter the term shall automatically extend for an additional one year unless terminated by written notice ninety days prior to such anniversary of the Effective Date. Notwithstanding the foregoing, this Agreement shall remain in effect for two years following a Change in Control if a Change in Control occurred during the term or any extension thereof. This Agreement shall terminate automatically if (i) the Executive voluntarily terminates his employment with the Company under circumstances in which the Executive is entitled to no severance or termination benefits,
    (ii) the Executive is terminated for just cause, or (iii) the Company fully satisfies its obligations to the Executive under this Agreement.

 4. Severance Pay. In the event that the Company terminates the Executive's employment for other than just cause or disability within two years of a Change in Control or the Executive terminates his employment due to a Constructive Discharge within two years of a Change in Control, the Company agrees to pay the Executive in one lump sum payment within 10 days of the termination of employment, the sum of three years Base Salary and three years annual bonus (calculated based on the average of the last three year's bonus award, but using

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    only years in which the Executive was actually employed by the Company). For the purpose of this calculation, the annual bonus used in the calculation shall be the entire bonus award accrued for the Executive and attributable to a particular calendar year, whether the bonus is paid in whole or in part or during or after that calendar year.

    In the event of a Change in Control, all outstanding and unvested options shall be deemed vested and shall be exercisable in whole or in part immediately prior to the consummation of the Change in Control transaction. In the event that the Company is obligated to pay the Executive under this
    Section 4 after a Change in Control, all outstanding options previously awarded to the Executive will, to the extent not already vested, vest immediately and the Executive shall have the lesser of (i) 365 days or (ii) the remaining Option Term to exercise any or all of his vested options. Notwithstanding the foregoing, unless otherwise agreed to a separate written agreement, if the vesting of options pursuant to this paragraph would prevent the use of the pooling of interests method of accounting in connection with a Change in Control, the vesting shall be cancelled.

    In addition to the payments required to be made hereunder, the salary otherwise payable to and earned by the Executive to the date of termination shall be prorated to the date of termination. The prorated salary, together with an incentive bonus calculated as if the Executive had fully met his annual performance target for the year in which the date of termination occurs, prorated to the date of termination and the then outstanding balance in the Executive's EVA bonus bank, if any, shall become due and payable within ten days after the date of termination. As expeditiously as possible after the termination, the Company shall pay or reimburse the Executive for all reasonable business expenses incurred prior to the termination. In addition, the Company shall continue to provide the Executive with medical, dental and health benefits (but not life or disability insurance) during the eighteen month period from the date of termination at the Company's expense, provided that the Executive continues to pay all employee contributions for such health coverage.

 5. Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by the employee as a result of employment by another employer, self-employment earnings, by retirement benefits, by offset against any amount claimed to be owing by the Executive to the Company, or otherwise; provided, however, any severance amount due or payable to the Executive under this Agreement as a result of a Change in Control is in lieu of payment under any Company maintained severance plan or policy for employees in general or under an Employment Agreement.

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 6. Gross-up of Parachute Payment. Any payment made, including without limitation any imputed income, or benefit provided to or on behalf of the Executive, including any accelerated vesting or any deferred compensation or other award, in connection with a Change in Control of the Company, whether or not made or provided pursuant to this Agreement, results in the Executive being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, (or any successor or similar provision), then the Company shall pay the Executive an additional amount of cash (the "Additional Amount") such that the net amount of all payments and benefits received by the Executive after paying all applicable taxes thereon, including on such Additional Amount, shall be equal to the net after tax amount of payments and benefits that the Executive would have received if Sections 280G and 4999 were not applicable.

 7. Successor. The Company will require any successor including any corporation which becomes the ultimate parent corporation of the Company ("Successor") to expressly assume and agree in writing satisfactory to the Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such written agreement from a Successor prior to the effectiveness of any such succession or creation of the parent company relationship shall be deemed a Constructive Discharge and shall entitle the Executive to compensation and benefits from the Company as set out in Section 4.

 8. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section 8. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement sets forth all of the terms of the understanding between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

 9. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas.

10. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

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     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement this the 25th day of March 2001.




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